Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Genuine Parts Company for the registration of common stock, preferred stock, depositary shares and debt securities and to the incorporation by reference therein of our reports dated February 20, 2026, with respect to the consolidated financial statements of Genuine Parts Company, and the effectiveness of internal control over financial reporting of Genuine Parts Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
October 16, 2026